Exhibit-23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-45338 on Form S-8 of our report on the consolidated financial statements and financial statement schedule dated August 21, 2006 (December 28, 2006 as to Notes 2 and 17), which report expresses an unqualified opinion and includes an explanatory paragraph discussing the uncertainty surrounding the TSI litigation, of AMCON Distributing Company and subsidiaries as of September 30, 2005 and for each of the fiscal years ended September 30, 2005 and September 24, 2004, appearing in this Annual Report on Form 10-K of AMCON Distributing Company and subsidiaries for the fiscal year ended September 30, 2006.


DELOITTE & TOUCHE LLP
Omaha, Nebraska
December 28, 2006